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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Panera Bread Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PANERA BREAD COMPANY

6710 Clayton Road
Richmond Heights, Missouri 63117

May 2, 2003

Dear Stockholder,

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Panera Bread Company to be held at 10:30 a.m. Central Daylight Time on Friday, June 6, 2003 at our offices at 6710 Clayton Road, Richmond Heights, Missouri 63117.

      At the Annual Meeting, three persons will be elected to the Board of Directors. We also will ask you to ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants. The Board of Directors recommends the approval of all of these proposals.

      We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions.

      On behalf of all of our team members and directors, I would like to thank you for your continuing support and confidence.

Sincerely,

RONALD M. SHAICH
Chairman of the Board

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

PANERA BREAD COMPANY

6710 Clayton Road
Richmond Heights, Missouri 63117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 6, 2003, 10:30 a.m.

       The Annual Meeting of Stockholders of Panera Bread Company will be held on Friday, June 6, 2003 at 10:30 a.m., Central Daylight Time, at our offices at 6710 Clayton Road, Richmond Heights, Missouri 63117, Baguette University Conference Room, to consider and act upon the following matters:

1. To elect three (3) Directors to the Board of Directors, two (2) Directors to serve for terms ending in 2006, and one (1) Director to serve for a term ending in 2005, or until his respective successor is duly elected and qualified;

2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending December 27, 2003; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

      If you are unable to attend the meeting personally, please be sure to complete, date, sign and return the enclosed proxy as soon as possible in the envelope provided to: EquiServe Trust Company, P.O. Box 43023, Providence, RI 02940-3023. You may contact EquiServe at 877-282-1169.

      Stockholders of record on our books at the close of business on April 15, 2003 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

MARK E. HOOD,
Secretary

Dated: May 2, 2003

PANERA BREAD COMPANY

6710 Clayton Road
Richmond Heights, Missouri 63117

PROXY STATEMENT

Information About the Meeting and Voting

Solicitation of Proxies

      We are first mailing this proxy statement and the accompanying proxy card to stockholders on or about May 2, 2003. The Board of Directors solicits the accompanying proxy for use at our Annual Meeting of Stockholders to be held on June 6, 2003, and any adjournment. We will pay the cost of soliciting proxies. Our directors, officers and employees may assist in the solicitation of proxies by mail, telephone, facsimile and personal interview without additional compensation.

Proposals to be Voted Upon

      Proposal 1. The first proposal is to elect three (3) Directors to our Board of Directors, two (2) Directors to serve for terms ending in 2006, and one (1) Director to serve for a term ending in 2005, or until his respective successor is duly elected and qualified.

      Proposal 2. The other proposal is to consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending December 27, 2003.

      When you return your proxy properly signed, your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted “FOR” the nominees listed below and “FOR” proposal 2, and in the discretion of the persons named as proxies in the manner they believe to be in Panera’s best interests as to other matters that may properly come before the meeting.

Revocation of Proxies

      You may revoke your proxy at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. If you execute a proxy but are present at the meeting, and you wish to vote in person, you may do so by revoking your proxy. Shares represented by valid proxies, received in time for use at the meeting and not revoked at or prior to the meeting, will be voted at the meeting.

Stockholders Entitled to Vote

      The Board of Directors has fixed April 15, 2003 as the record date for the meeting. On the record date, we had 27,838,363 shares of Class A Common Stock outstanding (each of which entitles its holder to one vote), and 1,870,656 shares of Class B Common Stock outstanding (each of which entitles its holder to three votes). We sometimes refer to our Class A and Class B Common Stock in this proxy statement as the “Common Stock.” Holders of Common Stock do not have cumulative voting rights.

Shares Held in 401(k) Plan

      On April 15, 2003, the Panera, LLC 401(k) Plan, which we sometimes refer to as the Plan held 24,122.13864 shares of Panera Bread Company Class A Common Stock, in the name of Banker’s Trust Company, as trustee of the Plan. If you are a participant in the Plan, you may instruct Banker’s Trust how to vote shares of Common Stock credited to your Plan account by indicating your instructions on your proxy card and returning it to us. Banker’s Trust will vote all shares held in the Plan for which it does not receive voting instructions “FOR” the director nominees listed below and “FOR” Proposal 2.

Quorum

      For all proposals on the agenda for the meeting, the holders of a majority in interest of the combined voting power of the Common Stock entitled to vote must be present in person or by proxy for a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a Director and/or abstain from voting on a proposal, as well as “broker non-votes” discussed below, will be counted toward establishing the presence of a quorum.

Votes Required

      Directors will be elected by plurality vote of the combined voting power of the shares of Common Stock voted. Shares for which the vote is withheld will be excluded entirely and will have no effect on the election of a Director.

      The second proposal requires an affirmative vote of a majority of the combined voting power of the shares of Common Stock voted. Shares for which votes are withheld and “broker non-votes” will be excluded entirely and will have no effect on the second proposal.

      If you hold shares of Common Stock through a broker, bank or other representative, generally the broker or representative may only vote the Common Stock in accordance with your instructions. However, if your representative does not timely receive instructions, your representative may only vote on those matters for which it has discretionary voting authority. If a broker or representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter.

MANAGEMENT

Information Regarding Directors and Director Nominees

      Our Certificate of Incorporation provides for a classified Board of Directors, in which the Board of Directors is divided into three classes, each having as nearly as possible an equal number of Directors. The term of service of each class of Directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

      The Board of Directors currently consists of five (5) members, divided into three (3) classes as nearly equal in size as possible: Domenic Colasacco and Robert T. Giaimo, with terms ending in 2003; George E. Kane and Larry J. Franklin, with terms ending in 2004; and Ronald M. Shaich, with a term ending in 2005. At each annual meeting of stockholders, Directors are elected for a full term of three (3) years to succeed those Directors whose terms are expiring, and for the remaining term for Directors elected to fill vacancies. The Board has nominated Domenic Colasacco for re-election and Thomas E. Lynch for election as Class II Directors at the upcoming meeting with terms ending in 2006, if elected. The Board has also nominated Fred K. Foulkes for election as a Class I Director, with a term ending in 2005, if elected.

      The following table and biographical descriptions set forth information regarding the principal occupation, other affiliations, committee memberships and age, for the nominees for election as Directors and for each Director continuing in office, based on information furnished to us by those persons. The following information is as of February 18, 2003, unless otherwise noted.

			Term as a
Name	Age	Position(s) with the Company	Director Ends	Class

Nominees for Election as Class II Directors:
Domenic Colasacco(1)(2)(3)	54	Director	2003	II
Thomas E. Lynch	43	Director Nominee	N/A	II
Nominee for Election as Class I Director:
Fred K. Foulkes	61	Director Nominee	N/A	I
Directors Continuing in Office:
Ronald M. Shaich(2)	49	Chairman of the Board and Chief Executive Officer	2005	I
Larry J. Franklin(1)(3)	54	Director	2004	III
George E. Kane(2)(3)	98	Director	2004	III

(1)	Member of the Compensation Committee.

(2)	Member of the Committee on Nominations.

(3)	Member of the Audit Committee.

Nominees for Election as Director

      Domenic Colasacco, Director since March 2000. Mr. Colasacco has been President and Chief Executive Officer of United States Trust Company since 1992. He joined USTC in 1974 after beginning his career in the research division of Merrill Lynch & Co., in New York City.

      Fred K. Foulkes, nominee for Class I Director. Professor Foulkes has been a Professor of Organizational Behavior and the Director of the Human Resources Policy Institute at Boston University School of Management since 1981 and has taught courses in human resource management and strategic management at Boston University since 1980. From 1968 to 1980, Professor Foulkes was a member of the Harvard Business School faculty. Dr. Foulkes serves on the board of directors of Bright Horizons Family Solutions, the Society for Human Resource Management, the National Academy of Human Resources, and Kelmscott Rare Breeds Foundation.

      Thomas E. Lynch, nominee for Class II Director. Mr. Lynch is a Senior Managing Director of Mill Road Associates, a financial advisory firm that he founded in 2000. From 1997 through 2000, Mr. Lynch was the founder and Managing Director of Lazard Capital Partners, a private equity firm affiliated with the investment bank Lazard. Prior to that, Mr. Lynch was a Managing Director at the Blackstone Group, where he was a senior investment professional for Blackstone Capital Partners. Prior to Blackstone, Mr. Lynch was a senior consultant at the Monitor Company. Mr. Lynch is a Director of the global investment firm IRR and is also on the Board of the City Center.

Directors Continuing in Office

      Ronald M. Shaich, Director since 1981, our co-founder, Chairman of the Board since May 1999, Co-Chairman of the Board from January 1988 to May 1999, Chief Executive Officer since May 1994 and Co-Chief Executive Officer from January 1988 to May 1994. Mr. Shaich serves as a director of Lown Cardiovascular Research Foundation.

      Larry J. Franklin, Director since June 2001. Mr. Franklin has been the President and Chief Executive Officer of Franklin Sports, Inc., a leading branded sporting goods manufacturer and marketer, since 1986. Mr. Franklin joined Franklin Sports, Inc. in 1970 and served as its Executive Vice President from 1981 to

1986. Mr. Franklin currently serves as a director of the Sporting Goods Manufacturer’s Association and of the International Mass Retail Association. He is also on the board of directors of the New England chapter of the Juvenile Diabetes Research Foundation.

      George E. Kane, Director since November 1988. Mr. Kane was one of our Directors from December 1981 to December 1985 and a Director Emeritus from December 1985 to November 1988. Mr. Kane retired in 1970 as President of Garden City Trust Company (now University Trust Company) and served as an Honorary Director of University Trust Company from December 1985 to January 2000.

The Board of Directors and its Committees

      The Board of Directors held four meetings during the fiscal year ended December 28, 2002. The Board of Directors has established an Audit Committee, a Compensation Committee and a Committee on Nominations.

      The Audit Committee held four meetings during the fiscal year ended December 28, 2002, in addition to conference call meetings with the Committee Chair to discuss earnings releases with management and the independent public accountants. The Audit Committee meets with our independent accountants and principal financial personnel to review the results of the annual audit. The Audit Committee also reviews the scope of, and establishes fees for, audit and non-audit services performed by the independent accountants, reviews the independence of the independent accountants and the adequacy and effectiveness of our internal accounting controls. The Audit Committee consists of three members, currently Domenic Colasacco, George E. Kane and Larry J. Franklin.

      The Compensation and Stock Option Committee, (which we refer to as the Compensation Committee), held four meetings during the fiscal year ended December 28, 2002. The Compensation Committee establishes the compensation, including stock options and other incentive arrangements, of our Chairman and Chief Executive Officer. It also administers our 1992 Equity Incentive Plan, 1992 Employee Stock Purchase Plan, 2001 Employee, Director and Consultant Stock Option Plan, and the Formula Stock Option Plan for Independent Directors (which we refer to as the Directors’ Plan). The Compensation Committee consists of three members, currently Domenic Colasacco, Robert T. Giaimo and Larry J. Franklin.

      The Committee on Nominations, which held one meeting during the fiscal year ended December 28, 2002, selects nominees for election as Directors. This Committee considers written recommendations from any stockholder with respect to nominees for Directors. A stockholder’s recommendation must be made by written notice received by us, in a timely manner, at our principal executive office. The nomination must set forth all of the information required to be included by our By-laws. The Committee on Nominations consists of three members, currently Ronald M. Shaich, Domenic Colasacco and George E. Kane.

      In the 2002 fiscal year, all Directors attended all of the Board meetings and the meetings of committees of which they were members, except Mr. Kane who attended all meetings except the March 14, 2002 meetings of the Board, the Audit Committee and the Committee on Nominations.

Compensation of Directors

      Directors who are not employees receive a quarterly fee ranging from $3,000 to $3,500 for serving on the Board, plus reimbursement of out-of-pocket expenses for attendance at each Board or committee meeting.

      Under the Directors’ Plan, each independent Director, which means a director who is not an employee or principal stockholder, receives a one-time grant of an option to purchase 10,000 shares of Class A Common Stock when he or she is first elected. Each independent Director in office at the end of the fiscal year also receives an option to purchase an additional 10,000 shares of Class A Common Stock. All options issued under the Directors’ Plan have a per share exercise price equal to the closing price of the Class A Common Stock on the trading day immediately before the grant date. The options fully vest when granted, and are exercisable for a period of 10 years, subject to earlier termination following termination of service as a Director.

      Directors also are eligible to receive options (to the extent granted by the Board of Directors or the Compensation Committee) under our 2001 Employee, Director and Consultant Stock Option Plan, or the 2001 Plan. On December 28, 2002, we granted options to our outside directors under the 2001 Plan and the Director’s Plan. Messrs. Kane, Giaimo, Franklin and Colasacco each received a grant of an option to purchase 10,000 shares of Class A Common Stock. All of these options were exercisable immediately upon grant at a price of $35.31 per share, and have a term of seven years from the grant date.

Executive Officers Who Are Not Directors

      The names of, and certain information regarding, our executive officers, as of April 1, 2003, who are not also Directors are set forth below. Except for executive officers who have employment agreements with us, the executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position(s) with Panera

Paul E. Twohig	49	Executive Vice President and Chief Operating Officer
Mark A. Borland	50	Senior Vice President, Chief Supply Chain Officer
Scott G. Davis	39	Senior Vice President and Chief Concept Officer
Mark E. Hood	50	Senior Vice President, Finance and Administration and acting Chief Financial Officer
Jonathan R. Jameson	54	Senior Vice President and Chief Brand Officer
Michael J. Kupstas	45	Senior Vice President and Chief Franchise Officer
John M. Maguire	37	Senior Vice President and Chief Company and Joint Venture Operations Officer
Michael J. Nolan	43	Senior Vice President and Chief Development Officer

      Paul E. Twohig, Executive Vice President and Chief Operating Officer since January 2003. From 1993 to 2003, Mr. Twohig served as an executive at Starbucks Coffee Company, most recently as Senior Vice President responsible for retail operations, development, and human resources for more than 1,200 Starbucks stores in 17 states and five Canadian provinces. From 1986 to 1991, Mr. Twohig was a franchisee and owned and operated four Burger King units in West Palm Beach, Florida. From 1968 to 1986, Mr. Twohig was with Burger King Corporation, serving in a variety of roles including regional manager in New England.

      Mark A. Borland, Senior Vice President and Chief Supply Chain Officer since November 2002. Mr. Borland joined the Company in 1986 and held management titles within the Au Bon Pain and Panera Bread divisions until 2000, including Executive Vice President, Vice President of Retail Operations, Chief Operating Officer and President of Manufacturing Services. From 2000 to 2001, Mr. Borland served as Senior Vice President of Operations at RetailDNA, then rejoined Panera as a consultant in the summer of 2001.

      Scott G. Davis, Senior Vice President and Chief Concept Officer since May 1999. Mr. Davis joined the Company in 1987 and from May 1996 to May 1999 served as our Vice President, Customer Experience. From June 1994 to May 1996, Mr. Davis served as our Director of Concept Services and Customer Experience.

      Mark E. Hood, Senior Vice President, Finance and Administration, since he joined the Company in August 2002 and acting Chief Financial Officer since April 1, 2003. From August 2000 to April 2002, Mr. Hood served as the Chief Financial and Administrative Officer of the U.S. Loyalty Corporation. From June 1995 to September 1999, Mr. Hood served as an executive at Saks Fifth Avenue, most recently as Executive Vice President and Chief Financial and Administrative Officer. Prior to joining Saks, Mr. Hood held a number of financial positions with the May Department Stores Co. from 1983 to 1995.

      Jonathan R. Jameson, Senior Vice President and Chief Brand Officer since he joined the Company in August 2001. From 1996 to 2001, Mr. Jameson served as Vice President, Marketing and Product Development, Senior Vice President, Chief Operating Officer and ultimately Executive Vice President, Chief Strategy Officer, for Denny’s Restaurant, Inc. From 1988 to 1995, Mr. Jameson served in a variety of roles with Marriott Corporation, ultimately serving as Vice President, Marketing and Sales, for Host Marriott Services,

Inc. Prior to that, Mr. Jameson spent 15 years with Walgreen Company, Walgreen Food Service Division, serving finally as Director of Marketing.

      Michael J. Kupstas, Senior Vice President and Chief Franchise Officer since November 2001. Mr. Kupstas joined the Company in 1996. Between August 1999 and November 2001, Mr. Kupstas served as Vice President, Franchising and Brand Communication. Between January 1996 and August 1999, Mr. Kupstas was our Vice President of Company and Franchise Operations. Between April 1991 and January 1996, Mr. Kupstas was Senior Vice President/ Division Vice President for Long John Silver’s, Inc.

      John M. Maguire, Senior Vice President and Chief Company and Joint Venture Operations Officer since November 2002. Mr. Maguire joined the Company in 1996. From April 2000 to November 2002, Mr. Maguire served as Senior Vice President, Company Operations and Bakery Supply Chain. From November 1998 to March 2000, Mr. Maguire served as our Vice President, Commissary Operations. From January 1990 to October 1998, Mr. Maguire was Manager, Director and Vice President of Commissary Operations for the Au Bon Pain and Panera Bread/ Saint Louis Bread divisions.

      Michael J. Nolan, Senior Vice President and Chief Development Officer since he joined the Company in August 2001. From December 1997 to March 2001, Mr. Nolan served as Executive Vice President & Director for John Harvard’s Brew House, L.L.C. and Senior Vice President, Development, for American Hospitality Concepts, Inc. From March 1996 to December 1997, Mr. Nolan was Vice President of Real Estate & Development for Apple South Incorporated and from July 1989 to March 1996, Mr. Nolan was Vice President of Real Estate and Development for Morrison Restaurants Inc. Prior to 1989, Mr. Nolan served in various real estate and development capacities for Cardinal Industries, Inc. and Nolan Development and Investment.

EXECUTIVE COMPENSATION

Compensation Table

      The following tables set forth information concerning the compensation we paid or accrued during the fiscal years ended December 30, 2000, December 29, 2001 and December 28, 2002 to or for our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus combined exceeded $100,000 for fiscal year 2002. (We sometimes refer to these persons as the “named executive officers.”)

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation

						Securities
					Other Annual	Underlying
Name of Principal Position(s)	Year	Salary($)	Bonus($)		Compensation($)(a)	Options(#)

Ronald M. Shaich	2002	331,500	-0-	(b)	$152,356 (c)	40,000
Chairman and Chief Executive	2001	338,000	375,000		*	—
Officer	2000	325,002	100,000		*	—
William W. Moreton	2002	291,720	89,232		*	40,000
Executive Vice President and Chief	2001	286,000	108,034		*	—
Financial Officer (retired 3/31/03)	2000	286,418	100,000		*	—
Michael J. Kupstas	2002	195,641	57,932		*	25,000
Senior Vice President and Chief	2001	173,306	51,213		*	—
Franchise Officer	2000	166,886	66,974		*	—
John M. Maguire	2002	195,481	62,275		*	—
Senior Vice President, Company	2001	165,000	45,619		*	12,000
Operations and Bakery Supply Chain	2000	140,000	49,326		*	15,000
Scott G. Davis	2002	195,289	85,666		*	20,000
Senior Vice President and Chief	2001	154,767	44,142		*	—
Concept Officer	2000	143,127	49,318		*	30,000

(a)	We did not pay “Other annual compensation” to any named executive officer, except for perquisites and other personal benefits, which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual’s salary plus bonus other than with respect to Mr. Shaich.

(b)	Mr. Shaich declined his $375,000 bonus for 2002 earned under the bonus plan approved by the Compensation Committee, in light of the chartered plane benefits he received during 2002.

(c)	Mr. Shaich received $144,909 in personal chartered air travel (based on the aggregate incremental cost of such travel to Panera), $5,500 in matching contributions to our 401(k) Plan and $1,947 in life insurance premiums.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding stock options we granted during fiscal year 2002 to each of the named executive officers.

Aggregated Option Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of Stock
	Number of	Percent of Total			Price Appreciation For
	Securities	Options Granted			Option Term($)(a)
	Underlying Options	To Employees In	Exercise or Base
Name	Granted(#)(b)	Fiscal Year(%)	Price ($/Share)	Expiration Date	5%	10%

Ronald M. Shaich	40,000	4.3%	$28.39	1/17/09	462,303	1,077,363
William W. Moreton	40,000	4.3%	$28.39	1/17/09	462,303	1,077,363
Michael J. Kupstas	20,000/5,000	2.7%	$28.39/$29.30	1/17/09, 8/29/09	290,792	370,139
John M. Maguire	—	—	—	—	—	—
Scott G. Davis	20,000	2.1%	$28.39	1/17/2009	231,152	538,682

(a)	The dollar amounts in these columns are the result of calculations at stock appreciation rates specified by the Securities and Exchange Commission and are not intended to forecast actual future appreciation rates of our stock price.

(b)	All options vest in four equal annual installments beginning January 17, 2004, (or, in one case, beginning August 29, 2004), and have a seven year term.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information regarding the exercise of options by each named executive officer during the 2002 fiscal year. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 28, 2002 and the values of “in-the-money” options, which represent the positive spread between the exercise price of any such option and the fiscal year-end value of our Class A Common Stock.

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money Options
	Shares Acquired	Value	Options at FY-End(#)	At Fiscal Year End($)(1)
Name	On Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Ronald M. Shaich	312,000	8,189,028	490,660/40,000	15,485,230/277,000
William W. Moreton	37,500	2,274,750	0/115,000	0/2,686,000
Michael J. Kupstas	56,500	1,807,780	15,000/47,500	481,800/891,250
John M. Maguire	11,500	326,794	0/49,000	0/1,145,165
Scott G. Davis	10,000	308,995	3,500/46,000	104,440/928,425

(1)	Based upon a fair market value of $35.31 per share of Class A Common Stock, the closing price of a share of Class A Common Stock on the Nasdaq National Market on December 27, 2002.

Executive Officer Compensation

      Our Chief Executive Officer is responsible for establishing the compensation, including salary, bonus and incentive compensation, for all of the Company’s executive officers other than the Chief Executive Officer and Chairman of the Board.

Philosophy

      In compensating our executive officers, the Chief Executive Officer seeks to structure a salary, bonus and incentive compensation package that will help attract and retain talented individuals and align the interests of the executive officers with the interests of our stockholders.

Components of Compensation

      There are two components to the compensation of our executive officers: annual cash compensation (consisting of salary and bonus incentives) and long-term incentive compensation.

Annual Cash Compensation

      We participate annually in an industry-specific survey of executive officers, which serves as the basis for determining total target cash compensation packages, which are crafted individually for each executive officer. The individual’s compensation consists of a base salary and contingent compensation based on actual performance against agreed-upon expectations of performance. The individual compensation packages are structured so that, if the executive officer attains the expected level of achievement for each performance goal, the cash compensation of the executive officer will be approximately at the 75th percentile of the compensation of individuals occupying similar positions in the industry, using generally available surveys of executive compensation within the retail industry for companies with comparable revenues.

      At the beginning of each fiscal year, the Chief Executive Officer and each executive officer establish a series of individual performance goals which are specific to the executive’s responsibilities. These goals establish a measure of performance for each executive officer. For executive officers whose responsibilities are operational in nature, attainment of operating group goals and objectives is stressed, and for corporate staff officers, overall Panera performance is utilized, measured by corporate profits and attainment of individual objectives. The maximum cash bonus for our executive officers (other than the Chairman/CEO) does not exceed 60% of the executive officer’s base salary, and historically has ranged from 20% to 60%.

      Thus, our cash compensation practices seek to motivate executives by requiring excellent performance measured against both internal goals and competitive performance.

      Long-Term Incentive Compensation. The second element of executive compensation is long-term incentive compensation, which currently takes the form of stock options granted under our stock option plans (the 1992 Equity Incentive Plan and the 2001 Employee, Director and Consultant Stock Option Plan). Currently, we grant stock options under a retention and performance-based option program, a series of guidelines which provide for the periodic granting of specific amounts of stock options, denominated in dollars rather than in numbers of shares, depending upon the executive’s position. Existing holdings of stock or stock options are not a factor in determining the dollar value of an individual executive officer’s award.

      As often as seems appropriate, but at least annually, the Chief Executive Officer reviews our executive compensation program to judge its consistency with our compensation philosophy, whether it supports our strategic and financial objectives, and whether it is competitive within our industry.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

      This report is made by the Compensation Committee, which is responsible for establishing the compensation, including base salary and incentive compensation, for the Company’s Chairman of the Board and Chief Executive Officer, Ronald M. Shaich.

Philosophy

      The Compensation Committee seeks to set the compensation of our Chief Executive Officer and Chairman at a level which is competitive with companies of similar size in our industry. Mr. Shaich has the overall responsibility of Chairman of the Board of Directors and Chief Executive Officer. The Compensation Committee examined compensation structures for the chief executive officer of companies in the restaurant industry using generally available source material from business periodicals and other sources, and sought to structure the Chairman and Chief Executive Officer’s compensation at a competitive level appropriate to the comparable companies’ group. The companies examined for purposes of evaluating and setting compensation of the Chairman and Chief Executive Officer are not necessarily included in the “Standard & Poor’s MidCap Restaurants Index” used in the stock performance graph set forth under “Comparison of Cumulative Total Return” below.

Compensation Structure

      The compensation of the Chairman and Chief Executive Officer is structured to be competitive within our industry, is based upon Panera’s general performance and is reviewed annually by the Compensation Committee.

Components of Compensation

      Salary. The salary shown in the Summary Compensation Table represents the fixed portion of compensation for the Chairman and Chief Executive Officer for the year. Changes in salary depend upon overall Panera performance as well as levels of base salary paid by companies of similar size in our industry.

      Bonus. The cash bonus is the principal incentive-based compensation paid annually to the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer receives a bonus in a predetermined amount if Panera achieves its financial and strategic objectives for the fiscal year. A higher bonus is paid if Panera exceeds these objectives by a predetermined percentage. In determining the bonus amount, the Compensation Committee seeks to create an overall compensation package for the Chairman and Chief Executive Officer which is at the 75th percentile for comparable companies in the restaurant industry, if objectives established for such year are achieved. For the fiscal year ended December 28, 2002, Mr. Shaich declined the $375,000 bonus to which he was entitled under this formula, in light of personal charter air travel Panera provided during 2002 (at an aggregate incremental cost to Panera of $144,909).

      The Chairman and Chief Executive Officer may elect to take the bonus in the form of 10-year, fully vested, stock options for that number of shares of Class A Common Stock that could be purchased with an amount equal to two times the cash value of his bonus. The exercise price of the option would be equal to the fair market value of our Class A Common Stock on the date of grant.

      Stock Options. Mr. Shaich is eligible to participate in the 2001 Employee, Director and Consultant Stock Option Plans. He received options for 40,000 shares with an exercise price of $35.31 per share on January 17, 2002. He also received options for 100,000 shares with an exercise price of $27.51 per share on March 13, 2003.

Deductibility of Executive Compensation

      The Compensation Committee has reviewed the potential consequences for Panera of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. Based on such review, the Compensation Committee believes that the limitation will have no effect on Panera in fiscal year 2003.

      Historically, none of our executive officers received salary and bonuses approaching the $1 million cap level under Section 162(m). We have always paid the long-term component of our compensation in stock, which is “performance-based” compensation under Section 162(m) and therefore not subject to the $1 million cap. As total compensation opportunities for our executives increase, based on the success of our business, the Compensation Committee intends to consider structuring bonus payments for our most highly compensated executive officers in a manner that meets the “performance-based” compensation definition under Section 162(m).

Respectfully submitted,

Domenic Colasacco
Larry J. Franklin
Robert T. Giaimo
Compensation Committee

Employment Arrangements

      Paul E. Twohig. Panera and Paul E. Twohig are parties to an Executive Employment Agreement dated October 29, 2002, which provides Mr. Twohig with a base salary of $325,000, eligibility for an annual bonus of 60% of his salary with a guaranteed minimum of 30% of his base salary for each of 2003 and 2004 (subject to continued employment and payable at a reduced percentage if his employment terminates other than for “cause”), a car allowance of $5,000 per year and a relocation assistance package. The Agreement also provides that, in the event of termination of Mr. Twohig’s employment without cause, Mr. Twohig will be entitled to continue to receive his base salary and insurance benefits for a period of twelve months, such payments to be reduced by any compensation received by Mr. Twohig in connection with any future employment during such twelve month period. Such severance benefits are also contingent upon Mr. Twohig’s compliance with confidentiality and non-compete provisions of the Agreement.

      Michael J. Kupstas. Panera and Michael J. Kupstas are parties to an Executive Employment Letter Agreement dated December 22, 1995, which provides Mr. Kupstas with a base salary of $150,000, a right to participate in our performance compensation program with a guaranteed minimum bonus under the plan of 20% of his fiscal 1996 annual salary, subject to continued employment, stock options for 23,000 shares of Class A Common Stock, subject to the discretion of our Board of Directors, reimbursement of one year of COBRA expenses and a relocation assistance package. The Letter Agreement also provides that under the terms of a separate severance agreement, in the event of an involuntary termination of Mr. Kupstas’ employment without cause, Mr. Kupstas will be entitled to continue to receive his base salary, car allowance and medical and/or dental benefits for a period of up to twelve months, such payments to be reduced by any compensation received by Mr. Kupstas in connection with any future employment during such twelve month period.

      Mark E. Hood. Panera and Mark E. Hood are parties to an Executive Employment Letter Agreement dated July 2, 2002, which provides Mr. Hood with a base salary of $240,000, stock options for 80,000 shares of Class A Common stock vesting over five years, a right to participate in our performance compensation program with a guaranteed minimum bonus under the plan of 20% of his base salary earned in 2002 and 2003, a car allowance of $5,000, reimbursement for house-hunting trips, reimbursement of a maximum of $20,000 for relocation expenses and a lump sum payment of $105,000 plus any unused portion of the $20,000 relocation reimbursement budget. The Letter Agreement is terminable at will by Panera or Mr. Hood. The Letter Agreement also provides that under the terms of a separate severance agreement, in the event of an involuntary termination of Mr. Hood’s employment without cause, Mr. Hood will be entitled to continue to receive his base salary, car allowance and medical and/or dental benefits for a period of up to twelve months, such payments to be reduced by any compensation received by Mr. Hood in connection with any future employment during such twelve month period.

      In addition, our other senior vice-presidents are parties to Executive Employment Letter Agreements which provide for a minimum base salary, a right to participate in our performance compensation programs, an initial stock option grant vesting over five years and a car allowance. These Letter Agreements are terminable at will by Panera or the executive.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors, which consists of three independent directors and operates under a written charter adopted by the Board of Directors, has furnished the following report:

      The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2002, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 28, 2002 with management and PricewaterhouseCoopers LLP, or PWC, our independent public accountants;

•	Discussed with PWC the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 relating to the conduct of the audit; and

•	Received written disclosures and the letter from PWC regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with PWC their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

      Based on the Audit Committee’s review of the audited financial statements and discussions with management and PWC, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Domenic Colasacco
Larry J. Franklin
George E. Kane
Audit Committee

COMPARISON OF CUMULATIVE TOTAL RETURN

(Assumes $100 Investment on December 27, 1997)

      The following graph and chart compares the cumulative annual stockholder return on the Company’s Class A Common Stock over the period commencing December 27, 1997, and continuing through December 28, 2002, to that of the total return index for The Nasdaq Composite Index and the Standard & Poor’s MidCap Restaurants Index, assuming the investment of $100 on December 27, 1997. In calculating total annual stockholder return, reinvestment of dividends is assumed. The stock performance graph and chart below are not necessarily indicative of future price performance. This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission (which we refer to as the “Commission”) and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. We obtained information used on the graph from Research Data Group, Inc., a source we believe to be reliable, but we disclaim any responsibility for any errors or omissions in such information.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PANERA BREAD COMPANY,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND
THE S&P MIDCAP RESTAURANTS INDEX

* $100 invested on 12/27/97 in stock or on 12/31/97 in index-including reinvestment of dividends.

	12/27/97	12/26/98	12/25/99	12/30/00	12/29/01	12/28/02

PANERA BREAD COMPANY	100.00	79.69	97.66	285.16	673.13	882.75
NASDAQ STOCK MARKET(U.S.)	100.00	145.71	265.00	163.56	132.29	90.60
S&P MIDCAP RESTAURANTS	100.00	116.32	88.01	126.16	174.11	167.49

      For the S&P Midcap Restaurants Index and the Nasdaq Composite Index, the total return to stockholders is based on the values of such indices as of the last trading day of the relevant calendar year, which may be different from the end of our fiscal year.

OWNERSHIP OF OUR COMMON STOCK

      The following table sets forth certain information as of February 18, 2003, with respect to our Class A and Class B Common Stock owned by (1) each Director and Director Nominee, (2) the named executive officers in the Summary Compensation Table, (3) all of our Directors, Director Nominees and executive officers as a group and (4) each person we know to beneficially own more than five percent of any class of our Common Stock. In accordance with the rules promulgated by the Commission, such ownership includes shares presently owned, as well as shares that the named person has the right to acquire within 60 days of February 18, 2003, including shares that the named person has the right to acquire through the exercise of any option or warrant. Unless otherwise indicated in the footnotes to the table, all stock is owned of record and beneficially by the person listed in the table.

	Class A Common			Class B Common
Name and, with Respect to							Combined Voting
Owner of More Than 5%, Address	Number		Percent(1)	Number		Percent(2)	Percentage(3)

Ronald M. Shaich	790,660	(4)	2.8%	1,767,956	(4)	94.3%	18.6%
c/o Panera Bread Company 6710 Clayton Road Richmond Heights, MO 63117
Domenic Colasacco	43,862	(5)	*	—		—	*
Larry J. Franklin	30,000	(6)	*	—		—	*
Robert T. Giaimo	43,862	(5)	*	—		—	*
George E. Kane	46,770	(7)	*	8,000		*	*
Fred K. Foulkes	4,000		—	—		—	—
Thomas E. Lynch	—		—	—		—	—
William W. Moreton	—		—	—		—	—
Scott G. Davis	4,688	(8)	*	—		—	*
Michael J. Kupstas	23,120	(9)	*	—		—	*
John M. Maguire	764		*	—		—	*
All directors, director nominees and executive officers as a group (16 persons)	990,875	(10)	3.5%	1,775,956		94.8%	18.6%
Brown Capital Management, Inc.	2,645,075	(11)	9.6%	—		—	8.0%
1201 N. Calvert Street
Baltimore, MD 21202
FMR Corp.	2,732,719	(12)	9.9%	—		—	8.2%
82 Devonshire Street
Boston, MA 02109

*	Less than one percent.

(1)	Percentage ownership of Class A Common Stock is based on 27,566,774 shares issued and outstanding plus shares of Class A Common Stock subject to options exercisable within 60 days of February 18, 2003 held by the stockholder or group.

(2)	Percentage ownership of Class B Common Stock is based on 1,874,303 shares issued and outstanding as of February 18, 2003.

(3)	This column represents voting power rather than percentage of equity interest as each share of Class A Common Stock is entitled to one vote while each share of Class B Common Stock is entitled to three votes. Combined, the Class A Common Stock (27,566,774 votes) and the Class B Common Stock (5,622,909 votes) entitle their holders to an aggregate of 33,189,683 votes as of February 18, 2003.

(4)	Includes, with respect to Class A Common Stock, options for 590,660 shares exercisable within 60 days of February 18, 2003, and, with respect to Class B Common Stock, 200,000 shares held in two qualified annuity interest trusts.

(5)	Consists of options for 43,862 shares of Class A Common Stock exercisable within 60 days of February 18, 2003, issued pursuant to the Directors’ Plan.

(6)	Consists of options for 30,000 shares of Class A Common Stock exercisable within 60 days of February 18, 2003, issued pursuant to the Directors’ Plan.

(7)	Includes options for 33,862 shares of Class A Common Stock exercisable within 60 days of February 18, 2003, issued pursuant to the Directors’ Plan.

(8)	Includes options for 3,500 shares of Class A Common Stock exercisable within 60 days of February 18, 2003.

(9)	Includes options for 15,000 shares of Class A Common Stock exercisable within 60 days of February 18, 2003.

(10)	Includes options for 760,746 shares of Class A Common Stock exercisable within 60 days of February 18, 2003, and 72 shares held by the spouse of one officer.

(11)	All of the shares of Class A Common Stock are owned by various investment advisory clients of Brown Capital Management, Inc., or Brown, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to Brown’s discretionary power to make investment decisions over such shares for its clients and Brown’s ability to vote such shares. In all cases, persons other than Brown have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares. No individual client of Brown holds more than five percent of the class. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G, Amendment No. 5, filed with the Commission on February 11, 2003.

(12)	Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 2,721,900 shares, or 10.023%, of the Class A Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of one investment company, Fidelity OTC Portfolio, amounted to 1,520,700 shares or 5.600% of the Class A Common Stock, at January 31, 2003. Edward C. Johnson 3rd and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 2,721,900 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3rd, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Geode Capital Management, LLC is the beneficial owner of 10,819 shares or 0.040% of the outstanding Class A Common Stock. Geode LLC is wholly-owned by Fidelity Investors III Limited Partnership “(FILP III”), and is an investment adviser registered under the Investment Advisers Act of 1940. Fidelity Investors Management, LLC (“FIML”) is the general partner and investment manager of FILP III, and is an investment manager registered under the Investment Advisers Act of 1940. The managers of Geode LLC, the members of FIML and the limited partners of FILP III are certain shareholders and employees of FMR Corp. Members of the Edward C. Johnson 3rd family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3rd owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3rd is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B stockholders have entered into a stockholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting stock and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G, Amendment No. 1, filed with the Commission on February 10, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our Directors, executive officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and changes of ownership with the Commission on Forms 3, 4 and 5. We believe that during the fiscal year ended December 28, 2002, our Directors, executive officers and beneficial owners of more than 10% of our Common Stock timely complied with all applicable filing requirements, except Paul Twohig, who filed his Form 3 three days late, and reported a November 11, 2002 option grant on January 21, 2003, and Messrs. Domenic Colasacco, George Kane, Robert Giaimo and Larry Franklin who each reported a December 27, 2002 option grant on January 21, 2003.

      In making these disclosures we relied solely on a review of copies of such reports filed with the Commission and furnished to us and written representations that no other reports were required.

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

      Our Certificate of Incorporation provides for a classified Board of Directors. This means our Board of Directors is divided into three classes, with each class having as nearly as possible an equal number of Directors. The term of service of each class of Directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

      The Board of Directors currently consists of five (5) members, divided into three (3) classes as follows: Domenic Colasacco and Robert T. Giaimo constitute a class with terms ending at the upcoming meeting; George E. Kane and Larry J. Franklin constitute a class with terms ending in 2004; and Ronald M. Shaich constitutes a class with a term ending in 2005. At each annual meeting of stockholders, Directors are elected for a full term of three (3) years to succeed those Directors whose terms are expiring.

      Domenic Colasacco and Robert T. Giaimo are current Directors whose terms will expire at the upcoming meeting. Domenic Colasacco is nominated for re-election and Thomas E. Lynch is nominated for election as Class II Directors each with a term ending in 2006. Fred K. Foulkes is nominated for election as a Class I Director with a term ending in 2005.

      We currently have 10 Board seats authorized, five Board members and a nominee for a sixth Director. Our Board of Directors continues to examine the composition and size of our Board to determine what is in the best interest of Panera and its stockholders.

      Unless otherwise instructed in the proxy, all proxies will be voted for the election of Domenic Colasacco and Thomas E. Lynch to three-year terms ending in 2006, and Fred K. Foulkes to a two-year term ending in 2005, each to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate by striking out the nominee on the proxy card. We do not contemplate that any of these nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person to be designated by the Board of Directors.

      A plurality of the combined voting power of the shares of Class A and Class B Common Stock voted in person or represented by proxy at the meeting is required to elect a nominee as a Director.

      The Board of Directors Recommends that You Vote “FOR” the Election of Domenic Colasacco, Thomas E. Lynch and Fred K. Foulkes.

RATIFICATION OF CHOICE OF INDEPENDENT PUBLIC ACCOUNTANTS

(Proposal 2 on Proxy Card)

      The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, to audit our books, records and accounts for the fiscal year ending December 27, 2003. This appointment is being presented to the stockholders for ratification at the annual meeting.

      PricewaterhouseCoopers LLP has no direct or indirect material financial interest in Panera or our subsidiaries. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

      PricewaterhouseCoopers LLP was our independent auditor for our fiscal year ended December 28, 2002. A summary of the fees we paid to PricewaterhouseCoopers LLP during our 2002 fiscal year follows:

Nature of Service	Fees

Audit Fees (including quarterly financial reviews)	$157,758
Financial Information Systems Design and Implementation	$0
All Other Fees	$348,818

      The “All Other Fees” caption above includes our payments to PricewaterhouseCoopers LLP for their audit of our 401(k) plan, their agreed-upon procedures related to our franchised bakery-cafes, their preparation of our state sales and use tax returns, state income tax returns, and federal income tax return, their consulting on our federal, state, and sales and use tax returns, and their assistance on a state tax minimization project.

      The Audit Committee has considered whether the provisions of the services described above under the caption “All Other Fees” is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

      Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. If the stockholders do not approve the proposal, the Board of Directors will not change the appointment for our 2003 fiscal year, but will consider the stockholder vote in appointing auditors for our 2004 fiscal year.

      The Board of Directors Recommends that You Vote “FOR” the Ratification of PricewaterhouseCoopers LLP as our Independent Public Accountants for our 2003 Fiscal Year.

OTHER BUSINESS

      In addition to the business described above, the Chairman of the Board and Chief Executive Officer will make brief remarks about Panera.

      As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting of stockholders. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of Panera and our stockholders.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      To be considered for inclusion in the proxy statement relating to our Annual Meeting of stockholders to be held in 2004, stockholder proposals must be received no later than January 3, 2004. We must receive other proposals of stockholders (including Director nominations) intended to be presented at the 2004 Annual Meeting of Stockholders but not included in the proxy statement by April 7, 2004, but not before January 8, 2004. However, in the event the annual meeting is scheduled to be held on a date before May 7, 2004, or after August 5, 2004, your notice may be received by us at our principal executive office not later than the close of business on the later of (i) the 60th day before the scheduled date of such annual meeting or (ii) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2004 Annual Meeting.

      YOU MAY OBTAIN A COPY OF OUR ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR OUR 2002 FISCAL YEAR WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS COORDINATOR, PANERA BREAD COMPANY, 6710 CLAYTON ROAD, RICHMOND HEIGHTS, MISSOURI 63117.

ABPCM-PS-03

PANERA BREAD COMPANY
6710 Clayton Road
Richmond Heights, MO 63117

Annual Meeting of Stockholders — June 6, 2003
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Mark E. Hood and Diane Parsons-Salem, or either of them, as Proxies, with full power of substitution for and on behalf of the undersigned at the 2003 Annual Meeting of Stockholders of PANERA BREAD COMPANY to be held at the Company’s offices at 6710 Clayton Road, Richmond Heights, Missouri 63117, on June 6, 2003, at 10:30 a.m. Central Daylight Time, and at any adjournment thereof. The undersigned0 hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Should any nominee be unable to serve, this Proxy may be voted for a substitute selected by the Board of Directors.

This card also provides confidential voting instructions for shares held in the Panera, LLC 401(k) Plan, which we refer to as the Plan. If you are a participant and have shares of Panera Common Stock allocated to your account in the Plan, please read the following instruction regarding voting of those shares.

Trustee’s Authorization: You may direct Banker’s Trust Company, as trustee of the Plan, how to vote shares of Panera Bread Company Common Stock allocated to your Plan account by completing and returning this Voting Instruction Form. The Trustee will vote all shares for which no instructions are received FOR the nominees listed below and FOR proposal 2. Banker’s Trust will vote the shares represented by this Voting Instruction Form if proper instructions are completed, signed and received by Equiserve Trust Company, N.A., by 11:59 p.m., Eastern Daylight Time, on June 3, 2003.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS:

PANERA BREAD COMPANY
c/o Equiserve Trust Company, N.A.
P.O. Box 43023
Providence, RI 02940-3023

PANERA BREAD COMPANY

Dear Stockholder:

You are invited to attend our 2003 Annual Meeting of Stockholders at 10:30 a.m. Central Daylight Time on Friday, June 6, 2003, at the Baguette University Conference Center at 6710 Clayton Road, St. Louis, Missouri 63117.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Panera Bread Company

☒
Please mark votes as in this example.

PANERA BREAD COMPANY

1.	Election of two (2) Directors to the Board of Directors to serve for a term ending in 2006, and one (1) Director to serve for a term ending in 2005, or until their successors are duly elected and qualified.		2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending December 27, 2003.
				For	Against	Abstain
				☐	☐	☐
Domenic Colasacco
Fred K. Foulkes
Thomas J. Lynch

	FOR (except as noted below)	WITHHELD FOR ALL	3.	In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.
	☐	☐

	WITHHOLD FOR: (Write that nominee’s name in the space provided below)			Mark box at right if an address change or comment has been noted on the reverse side of this card.
☐

Please be sure to sign and date this Proxy.

Signature: Date:			Signature: Date: